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                                                                    EXHIBIT 99.1

[K2 DIGITAL LOGO]                                                   NEWS RELEASE




                      Contact: Debra Montner or Brett Cody, Montner & Associates
                                           (203) 226-9290 / dmontner@montner.com

                    K2 SECURES $12 MILLION EQUITY COMMITMENT
                              FROM FUSION CAPITAL

NEW YORK, DECEMBER 12, 2000 -- K2 Digital, Inc. (NASDAQ: KTWO, KTWOW), the strategic digital services company, today announced it has entered into a common stock purchase agreement with Fusion Capital Fund II, LLC; a Chicago-based institutional investor. The agreement provides up to a total of $12 million in equity funding to K2. These funds will be used for general corporate purposes, acquisitions, and other business opportunities.

Lynn Fantom, president and CEO of K2 Digital said, "The financial position of our company and our solid business model focused on services for blue-chip corporations positioned us to secure capital for future expansion under favorable terms, a difficult achievement in the current investment climate."

"In the current market generally and the digital professional services sector specifically, K2 stands out as a well-positioned business," said Steven G. Martin, managing member, Fusion Capital. "In the coming year, the market will look for traditional performance measures, and that will work to the advantage of K2. Their unwavering focus on quality corporate clients insulates them from the budget and revenue problems of start-up Internet companies. K2's fundamentals all look good -- a strong balance sheet, positive cash flows, and steady demand for their services. And we at Fusion particularly value the experience and maturity of the K2 management team, a strength that is uncommon amongst companies of this size."

K2 Chief Operating Officer Gary Brown made these comments about the details of the agreement: "In undertaking this investment, Fusion Capital has significantly aligned their objectives with those of K2's management and our shareholders. Fusion has agreed not to short sell or hedge our stock and can only achieve their returns through our success in growing our stock's value and price. This commitment of Fusion to shared goals and K2's future results sets them apart from other similar equity commitments we have seen, and is an essential part of making this a very positive financial relationship for K2."


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Under the terms of the agreement, Fusion Capital has agreed to buy $6 million of
K2's common stock. In addition, K2 has the option to require Fusion Capital to enter into a second identical common stock purchase agreement for the purchase of an additional $6 million of its common stock. The aggregate equity committed to K2 by Fusion Capital is $12 million. After the Securities & Exchange Commission declares effective a registration statement, each month K2 will have the right to sell to Fusion Capital $250,000 of its common stock. The price of those shares is based upon the market price of K2's common stock on the date of each sale, without any fixed discount to the market price. At K2's sole option, Fusion Capital can be required to purchase lesser or greater amounts of common stock each month up to $12 million in the aggregate. The company has the right to control the timing and the amount of stock sold to Fusion Capital. By contract, Fusion Capital has agreed not to engage in any direct or indirect short selling or hedging of the common stock in any manner whatsoever. K2 also has the right to terminate the agreement at any time without any additional cost.

Separately, it was announced that Seth Bressman, Chief Financial Officer of K2 will be leaving the company at the end of this year to pursue an opportunity outside the industry. Gary Brown, Chief Operating Officer will assume the additional responsibilities of Chief Financial Officer. Ms. Fantom stated "Seth has been with K2 for nearly five years and made many contributions to our company during that time and we regret his decision to leave. Personally, we will miss him, but wish him well in his new endeavor".

ABOUT FUSION CAPITAL
Fusion Capital Fund II, LLC is a broad based investment fund, based in Chicago, Illinois. Fusion Capital makes a wide range of investments ranging from special situation financing to long-term strategic capital.

ABOUT K2 DIGITAL
K2 (NASDAQ: KTWO, KTWOW), a strategic digital services company, provides consulting and development services including analysis, planning, systems design, creative, and implementation. In November 2000, the company announced it was changing its name from K2 Design to K2 Digital. Ranked by Deloitte & Touche among the fastest growing technology companies in both 1999 and 2000, K2 constructs user-centric digital channels that map to corporate goals. K2's process-driven approach utilizes the strategic, conceptual, technical and marketing experience it has developed since 1993 to help multi-divisional and global companies maximize their Internet opportunities. Clients include ABB, Aetna Financial Services, Business Week Online, Morgan Stanley Dean Witter, Philips Lighting, Puerto Rico Convention Bureau, Silversea Cruises, Standard & Poor's and WorldCom. For more information, please visit our web site: www.k2digital.com.

Except for the historical information herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Future results may vary significantly based on a number of factors including, but not limited to, risks in market acceptance of new products and services and continuing demand for same, the impact of competitive products and pricing, seasonality, changing economic conditions and other risk factors detailed in the company's most recent annual report and other filings with the Securities and Exchange Commission.
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